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Exhibit 99.1

TRANSITION SERVICES AGREEMENT

        THIS TRANSITION SERVICES AGREEMENT (this "Agreement") is made and entered into as of December 12, 2003, by and between NaPro BioTherapeutics, Inc., a Delaware Corporation ("Seller") and Mayne Pharma (USA) Inc., a Delaware corporation formerly known as Faulding Pharmaceutical Co. ("Buyer") (each, a "Party," and collectively the "Parties").

PRELIMINARY STATEMENTS

        A.    The parties entered into an Asset Purchase Agreement, dated as of August 25, 2003 (the "Asset Purchase Agreement"), pursuant to which Seller has agreed to sell to Buyer various assets relating to Seller's paclitaxel business, and Buyer has agreed to purchase such assets and to assume certain related liabilities;

        B.    The capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Asset Purchase Agreement;

        C.    Pursuant to Sections 7(a)(xix) and 7(b)(ix) of the Asset Purchase Agreement the Parties have agreed to enter into this Agreement, pursuant to which Buyer and Seller shall cooperate with each other and will cause their respective employees to provide certain services to the other to assist in an efficient and effective transition of Seller's Paclitaxel Business to Buyer and the completion of the closing of Seller's Gunbarrel Facility; and

        D.    The services to be rendered hereunder are in addition to the post Closing obligations that are otherwise required pursuant to the Asset Purchase Agreement.

        NOW, THEREFORE, in consideration of the foregoing preliminary statements and the covenants set forth herein, Seller and Buyer, on behalf of themselves and their respective Affiliates, agree as follows:

1.     SERVICES.

        1.1   Services. During the Term (as hereinafter defined), (a) Seller shall provide, and/or cause its Affiliates to provide, to Buyer and/or its Affiliates, the services described in Section 4 hereof (collectively, the "Seller's Services") and (b) Buyer shall provide to Seller the services described in Section 5 hereof (collectively, the "Buyer's Services" and, together with the Seller's Services, the "Services").

        1.2   Quality of Service. The Services shall be provided in the manner and at a relative level of service substantially equivalent to the same type, nature, quality service level and standard of care in which the Services were provided when the Business was owned by Seller, whether the Services were provided by the Business or by other persons employed or engaged by Seller or its Affiliates, immediately prior to the date hereof.

2.     FEES; INVOICES.

        2.1   Fees. Except with respect to the litigation services of Seller, related to the Mylan Litigation to be provided pursuant to Section 4.1 hereof, which shall be provided without charge, the Seller's Services and Buyer's Services shall be provided for an hourly fee, determined for each employee who provides either Seller's Services or Buyer's Services by calculating, on a per hour basis, such employee's base salary for hours worked and multiplying that hourly rate by 150%. The hourly fee for all full time employees shall be based on a standard forty (40) hour work week. The hourly fee for all part time employees shall be prorated based upon the numbers of hours required to be worked each week.

        2.2   Expenses. Seller and Buyer shall reimburse the other Party for any direct expenses incurred in the provision of the Seller's Services or the Buyer's Services, as the case may be. The expenses shall be invoiced by the Parties in accordance with Section 2.3. All individual expenses, or any series of related expenses, exceeding U.S.$1,000 must be approved in advance by a representative of the party that would be responsible (upon such approval) for paying the expense. The representative of Buyer shall initially be Stuart Hinchen. The representative of Seller shall initially be Gordon Link.

        2.3   Invoice. Each Party shall submit a monthly invoice to the other Party for Services rendered during the prior month of the Term (unless no Services were provided during such month, in which case no invoice shall be necessary). All invoices shall include documentation and detail reasonably acceptable to the receiving Party in support of such invoice. Unless disputed within fifteen (15) days of its receipt, the receiving Party shall pay each invoice within thirty (30) days of receipt. However, if the receiving Party disputes one or more items contained in an invoice, the receiving Party shall notify the invoicing Party in writing and shall provide a reasonably specific description of the item(s) being disputed and the basis therefor. Any non-disputed portion of an invoice and any resolved items, previously disputed, shall be paid by the receiving Party within forty-five (45) days of its receipt or dispute resolution by wire transfer in accordance with the instructions provided by the invoicing Party (in writing to the receiving Party). With regards to any disputed invoices, the parties shall use their commercially reasonable efforts to resolve such disputes and pay such invoices within forty five (45) of receipt.

        2.4   Late Fees. Payments made after forty five (45) days following receipt of an invoice delivered pursuant to Section 2.3 above shall bear interest at a rate of twelve percent (12%) per year, subject to the receiving Party's right to promptly clarify in good faith why the amounts indicated on the invoice are in fact now owed, in which case such interest shall not be owing until such clarification is resolved (provided that all amounts which are found to be owed shall accrue interest from the forty-fifth (45th) day after receipt of the invoice in question).

3.     GENERAL INTENT.

        3.1   General Intent. The Parties acknowledge that it is unlikely that this Agreement will cover each and every item that may be needed as the result of the transition of the Business and the Acquired Assets. Instead, it is meant to establish an appropriate business relationship and basis upon which the Parties can continue to cooperate in good faith from time to time as additional transitional issues are identified from time to time after the Closing Date. For the avoidance of doubt, it is intended that the Parties shall use their respective good faith to facilitate the timely progress of this project during the term hereof.

        3.2   Provision of Additional Services by Seller. In furtherance of Section 3.1, Seller shall use its commercially reasonable efforts to provide any additional services not covered by this Agreement and such other transition assistance as the Parties may otherwise agree upon during the term of this Agreement, at a cost to be mutually agreed in writing. Seller shall use its commercially reasonable efforts to perform such additional services so as to allow Buyer and its Affiliates to carry out the Business promptly and with as little interruption as practicable.

        3.3   Provision of Additional Services by Buyer. In furtherance of Section 3.1, Buyer shall use its commercially reasonable efforts to provide any additional services not covered by this Agreement and such other transition assistance as the Parties may otherwise agree upon during the term of this Agreement, at a cost to be mutually agreed in writing. Buyer shall use its commercially reasonable efforts to perform such additional services so as to allow Seller to restore the Gunbarrel Facility to warehouse space promptly and with as little interruption as practicable.

4.     SELLER'S SERVICES.

        During the Term and subject to the terms and conditions set forth herein, Seller shall provide the following Services to Buyer:

        4.1   Litigation. Seller shall assist in prosecuting and defending litigation matters, including without limitation the Mylan Litigation, the assignment of agreements and any regulatory documentation relating to litigation and the appeal of the opposition to Seller's Paclitaxel formulation in Europe. The assistance shall include cooperation with Buyer and its counsel by Seller's employees who have knowledge of the litigation and the matters relating thereto and, if appropriate, testimony by such employees with respect to such litigation, provided, however, that employees of Seller shall have no obligation to participate in any activity which is not related to the Business.

        4.2   Finance and Accounting. Seller shall assist in transferring electronic data, books and records and assistance in configuring Seller's accounting system and integrating such records with Buyer's accounting system, as necessary.

        4.3   Technical Support. Seller shall, to the extent possible, provide analytical and process troubleshooting for the Paclitaxel manufacturing and quality control processes. Seller shall, to the extent possible, provide training and support to permit successful technology transfer of all methods, technical data, and know-how necessary for Buyer to operate the Business consistent with Seller's previous operations.

        4.4   Medical Information. Seller shall assist in transferring its files and documentation relating to all adverse drug events and corresponding Seller responses relating to Paclitaxel.

        4.5   Intellectual Property. Seller shall assist and provide consultation by Seller employees and inventors, in any and all matters relating to the Intellectual Property transferred in connection with the transactions contemplated by the Asset Purchase Agreement, including, without limitation, in the filing, prosecuting and maintaining patent applications and patents including payment of annuities or maintenance fees and in the finalizing and recording of the Specified Patents.

        4.6   Regulatory Services. Seller shall provide assistance in connection with Buyer's filing and obtaining of regulatory approval for the Semi-synthetic Process. Seller shall provide continued support as deemed necessary by Buyer with respect to the European registration of Paclitaxel. Seller shall provide assistance in the assignment of applicable regulatory licenses issues to Seller to operate the Business. Seller shall provide a contact person to promptly answer Buyer's questions and promptly cooperate with reasonable requests from Buyer or Origins with respect to the Paclitaxel business of Paclitaxel, including without limitation, providing assistance, consultation and familiarization training to Buyer with respect to historical documentation and other records (e.g., notebooks, historical data not included in the regulatory filings) concerning Paclitaxel, its testing and manufacture. Seller shall assist in connection with product complaints or recalls of any active pharmaceutical ingredient manufactured by Seller.

        4.7   Contract Assignment. Seller shall assist in obtaining the assignment of any contracts to be assigned to Buyer pursuant to the Asset Purchase Agreement, but which are not assigned on or prior to Closing.

        4.8   Payroll Support. Seller shall process weekly/bi-weekly monthly paychecks for its personnel until such time as Buyer is able to pay employees directly. Seller shall assist in the transfer of employees to a payroll system operated by Buyer or an outsourced payroll service. Seller shall assist in transferring electronic data, books and records relating to employees transferred to Buyer.

        4.9   IT&T Support. Buyer may continue using Seller's e-mail services until Buyer implements its own e-mail service which the Parties expect to occur within 30 days following the Closing. Seller shall provide onsite network, hardware and software support (to the extent not provided by personnel transferring employment to Buyer). Buyer may continue using Seller's Internet and telephony services via the current provider (MCI) until Buyer implements an alternative service arrangement, which the Parties expect to occur within 30 days following the Closing. Costs of such service usage will be charged to Buyer at Seller's cost. Seller shall assist in the transition of Ross Computer ERP system. Buyer will pay Ross directly for any services provided by Ross personnel at the direction of Buyer in connection with separation of the Ross Computer ERP system between Seller and Buyer.

5.     BUYER'S SERVICES. During the Term and subject to the terms and conditions set forth herein, Buyer shall provide the following Services to Seller, to:

        5.1   Gunbarrel Facility. Buyer shall assist in the coordination of providing employees to restore the manufacturing facility to warehouse space in order for Seller to exit its lease commitments for such facility.

        5.2   General. Buyer shall provide information and assistance in connection with the transactions implemented by the Asset Purchase Agreement upon reasonable request of Seller. Such services may include the types of Services set forth in Article 4 above; provided, however, Seller acknowledges and agrees that no employee of Buyer shall have an obligation to participate in any activity which is not related to work performed by such employee on behalf of Seller prior to the date of this Agreement. Nothing herein shall be construed to limit or otherwise modify the rights and obligations set forth in Section 6(d) of the Asset Purchase Agreement.

6.     PROVISION OF SERVICES.

        6.1   Provision of Services. Each Party shall use commercially reasonable efforts to make its employees, including its key employees, available to provide assistance and consultation to the other Party at such times and locations upon mutual agreement. In each case, each Party will endeavor to estimate in advance the time commitment and scope of work in connection with the provision of Services by the other Party's various employees, and will give two week's notice of any assistance which is reasonably expected to require more than 25% of any such employees' usual work week.

        6.2   Confidentiality. The Parties acknowledge and agree to abide by the confidentiality provisions set forth in Section 6(d) of the Asset Purchase Agreement during the term of this Agreement, which terms are incorporated herein by reference.

        6.3   Limitation of Liability. In providing Services hereunder, each Party shall have a duty to act, and to cause its Affiliates and agents to act, in a reasonably prudent manner, but neither Party nor any officer, director, employee or agent of either Party nor its Affiliates shall be liable to the other Party for any error of judgment or mistake of law or for any loss incurred by the other Party in connection with the matter to which this Agreement relates to the extent that such loss exceeds the amounts paid by such other Party for the Services rendered hereunder; provided, however, a loss resulting from willful misfeasance, bad faith or gross negligence on the part of either Party in the provision of the Services shall not be limited in any manner whatsoever.

7.     TERM; TERMINATION.

        7.1   Term. This Agreement will expire on the date that is 180 days after the date of this Agreement; provided, however, this Agreement may be extended for an additional 180 days upon mutual agreement of the Parties; provided, further, the obligations of Seller under Section 4.1 and the related obligations of Buyer (if any) under Article 2 shall survive until all such litigation matters are settled or otherwise disposed of with prejudice and without any right to appeal.

        7.2   Termination. After 90 days from the Closing Date, Buyer may terminate this Agreement in its entirety without cause upon ten (10) days prior written notice.

8.     REPRESENTATIONS AND WARRANTIES.

        8.1   Each Party hereby represents and warrants to the other Party that:

          (a)   Authorization. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of such Party, and upon its execution and delivery will constitute legal, valid and binding obligations of such Party enforceable against such Party in accordance with its terms.

          (b)   No Conflicts. The execution, delivery and performance of this Agreement does not and will not violate, conflict with, result in a breach of or constitute or result in a violation or breach under any agreement, contract, license, instrument, lease or other obligation to which such Party is bound, or any judgment, order, decree, ruling or injunction, statute, law, regulation or rule of any Governmental Authority or entity pertaining to such Party.

          (c)   Consents/Approvals. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by such Party of the transaction contemplated by this Agreement.

        8.2   Seller's Representations and Warranties. The Seller represents and warrants to Buyer that all employees of Seller and its Affiliates ("Seller Employees") shall for all purposes be deemed to be solely employed by Seller (or its Affiliates) and not by Buyer (or its Affiliates) and that Seller shall be solely responsible for all aspects of the employment of such Seller Employees, including but not limited to promotion, demotion, discipline, vacation, sick pay, paid leave time, unpaid leave time, FMLA (Family and Medical Leave Act), compensation and benefits. In the event any claim, complaint, proceeding, litigation or any other legal action arises which contests the employment status of any Seller Employees, Seller agrees that it shall be exclusively and solely responsible therefor. In addition to Seller's indemnification obligations under the Asset Purchase Agreement, Seller shall defend, hold harmless and indemnify Buyer (together with its Affiliates and their respective directors, officers, employees, consultants and agents) for any and all claims, damages, costs, fees (including, without limitation, reasonable attorneys' fees) and all other expenses of any type whatsoever which may arise out of or relate to any litigation or any other legal action which pertains to the employment, employment status, or employment-related issue concerning any such Seller Employees. The Seller shall maintain and be responsible for all insurance coverage relating to such Seller Employees, including, but not limited to, health and workers compensation insurance. In addition to the foregoing, the Seller represents and warrants that neither Seller, nor any officer or employee, nor, to the knowledge of Seller, any agent of Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar state law or regulation; or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

        8.3   Buyer's Representations and Warranties. The Buyer represents and warrants to Seller that all employees of Buyer and its Affiliates ("Buyer Employees") shall for all purposes be deemed to be solely employed by Buyer (or its Affiliates) and not by Seller (or its Affiliates) and that Buyer shall be solely responsible for all aspects of the employment of such Buyer Employees, including but not limited to promotion, demotion, discipline, vacation, sick pay, paid leave time, unpaid leave time, FMLA (Family and Medical Leave Act), compensation and benefits. In the event any claim, complaint, proceeding, litigation or any other legal action arises which contests the employment status of any Buyer Employees, Buyer agrees that it shall be exclusively and solely responsible therefor. In addition to Buyer's indemnification obligations under the Asset Purchase Agreement, Buyer shall defend, hold harmless and indemnify Seller (together with its Affiliates and their respective directors, officers, employees, consultants and agents) for any and all claims, damages, costs, fees (including, without limitation, reasonable attorneys' fees) and all other expenses of any type whatsoever which may arise out of or relate to any litigation or any other legal action which pertains to the employment, employment status, or employment-related issue concerning any such Buyer Employees. The Buyer shall maintain and be responsible for all insurance coverage relating to such Buyer Employees, including, but not limited to, health and workers compensation insurance.

9.     CONFIDENTIALITY.

        The provisions of Section 6(d) of the Asset Purchase Agreement shall apply to this Agreement and are hereby incorporated by reference herein and shall survive termination or expiration of this Agreement.

10.   INDEMNIFICATION.

        10.1 Seller's Indemnification. Subject to Section 6.3, Seller shall defend, indemnify and hold Buyer (together with its Affiliates, parent and subsidiaries and their respective directors, officers, employees and agents) harmless from and against any and all claims, demands, suits, fees, expenses and costs of any sort (including, among others, reasonable attorneys fees, incidental, consequential (including lost profits) or special damages incurred by Buyer) which relate to Seller's breach of any obligation under this Agreement, except for and to the extent that Buyer is responsible therefor.

        10.2 Buyer's Indemnification. Subject to Section 6.3, Buyer shall defend, indemnify and hold Seller (together with its Affiliates, parent and subsidiaries and their respective directors, officers, employees and agents) harmless from and against any and all claims, demands, suits, fees, expenses and costs of any sort (including, among others, reasonable attorneys fees, incidental, consequential (including lost profits) or special damages incurred by Seller) which relate to Buyer's breach of any obligation under this Agreement, except for and to the extent that Seller is responsible therefor.

        10.3 Survival. The obligations of this Section 9 shall survive any termination or expiration of this Agreement.

11.   FORCE MAJEURE.

        11.1 Definition. For purposes of this Agreement, "Force Majeure" shall mean acts of God; strikes, lockouts; labor or material shortages; conditions arising from a change in Laws; acts of public enemy; wars; terrorism; blockades; insurrections; riots; epidemics; landslides; earthquakes; fires; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; and any other similar causes not within the reasonable control of a Party and that by the exercise of due diligence a Party is unable to prevent or overcome.

        11.2 Force Majeure. In the event a Party is rendered unable, in whole or in part, by reason of Force Majeure to provide Services under this Agreement, it is agreed that such Party shall give notice and reasonably full particulars of such Force Majeure to the other Party within a reasonable time after the occurrence of the cause relied on, and the obligations of such Party, so far as they are affected by such Force Majeure, shall be suspended, and the due date for any performance under this Agreement shall be extended, during and for so long as the period of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.

12.   MISCELLANEOUS.

        12.1 Relationship of the Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto, or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have the authority or power right to bind the other or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

        12.2 Subcontractors. Upon the prior written approval of Buyer, Seller may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided, however, that in all cases Seller shall remain primarily responsible for all obligations undertaken by it under this Agreement with respect to the scope, quality and nature of any Services provided hereunder; provided, further, that all expenses with respect to such Services shall be passed through to Buyer at cost.

        12.3 Headings; Interpretation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The word "including" shall mean including without limitation.

        12.4 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	NaPro BioTherapeutics, Inc. 4840 Pearl East Circle, Suite 300W Boulder, Colorado 80301 Attention: Kai Larson Fax: 303-530-1296
with a copy to:	Bartlit Beck Herman Palenchar & Scott 1899 Wynkoop Street, Suite 800 Denver, Colorado 80202 Attention: James L. Palenchar, Esq. Fax: 303-592-3140
If to Buyer:	Mayne Pharma (USA) Inc. Mack Cali Centre II 650 From Road, Second Floor Paramus, NJ 07652 Attention: Stuart Hinchen, Fax: 201-225-5505
with a copy to:	Mayne Group 390 St. Kilda Road Melborne, Australia 3004 Attention: Corporate Secretary Fax: 011-6139868-0718
with a copy to:	Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Attention: William R. Griffith, Esq. Fax: 212-599-0028
with a copy to:	Reed Smith LLP 136 Main Street, Suite 250 Princeton, NJ 08543 Attention: Edward P. Bromley III, Esq. Fax: 609-951-0824

        12.5 Public Disclosure. Except as provided in this Section 12.5, no Party shall issue any press release or make any public disclosure or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; except as may be required by applicable laws, including without limitation disclosure requirements of the SEC, NYSE or any stock exchange in which event the other party shall use commercially reasonable efforts to give the other party reasonable advance notice and reasonable opportunity to review and comment upon any such disclosure.

        12.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the non-assigning Party; provided, however, that Buyer may assign this Agreement to any Affiliate or to a successor or assignee of all or substantiality all of Buyer's assets relating to Paclitaxel or in the event of Buyer's merger, consolidation, acquisition, sale or involvement in a similar transaction, without notice to, or the consent of the other Party.

        12.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        12.8 Entire Agreement. This Agreement, the Asset Purchase Agreement and the Transaction Documents constitute the entire agreement of the Parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof. In the event of any conflict between this Agreement and the Asset Purchase Agreement, this Agreement shall control.

        12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Section 12.9 of this Agreement and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in a writing referring to this Section 12.9 of this Agreement and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        12.10   Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

        12.11   Dispute Resolution. Any dispute, claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement shall be resolved in accordance with the terms of Section 10(o) of the Asset Purchase Agreement.

        12.12   Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[The next page is the signature page.]

        IN WITNESS WHEREOF, this Transition Services Agreement has been duly executed as of the date first written above.

NAPRO BIOTHERAPEUTICS, INC.
By:
Name:

Title:

MAYNE PHARMA (USA) INC.
By:
Name:

Title:

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TRANSITION SERVICES AGREEMENT